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                                 EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Jupiter Communications, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Jupiter Communications, Inc. of our report dated February 7, 2000, relating to the consolidated balance sheets of Jupiter Communications, Inc.
and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity/members' deficiency and cash flows for each of the years in the three-year period ended December 31, 1999 which report appears in the December 31, 1999, annual report on Form 10-K of Jupiter Communications, Inc.

                                                      /s/ KPMG LLP
New York, New York
June 23, 2000